Exhibit 10.10

Execution Version

LOAN AND SECURITY AGREEMENT

by and among

POSTER FINANCIAL GROUP, INC.,
as Parent

and
EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO FOOTHILL, INC.

as the Arranger, Administrative Agent and Documentation Agent

and
Lehman Brothers Inc.,
as Syndication Agent

Dated as of January 23, 2004

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of January 23, 2004, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger, administrative agent and documentation agent for the Lenders (“Agent”), and, on the other hand, POSTER FINANCIAL GROUP, INC., a Nevada corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower,” and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

“Acquisition” means the purchase and sale transaction that is the subject of the Stock Purchase Agreement,

“Acquisition Agreements” means the Stock Purchase Agreement, the Transitional Services Agreement, the Poster/Breitling Guaranty, the Contribution Agreement and any other agreement, instrument, and other document relating to the Acquisition.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Administrative Borrower” has the meaning set forth in Section 17.10.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” means WFF, in its capacity as arranger, administrative agent, and documentation agent hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.3(e)(i).

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrowers or their Subsidiaries to Agent under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 2% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loans on the date immediately prior to the date of determination, (b) during the period from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 1% times the sum of (i) the Maximum Revolver Amount, plus (ii) the outstanding principal balance of the Term Loans on the date immediately prior to the date of determination, and (c) thereafter, 0%.

“Applicable Tax Percentage” means the highest aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which any direct or indirect S corporation Stock holder of PB Gaming subject to the highest marginal rate of tax would be subject in the relevant year of determination (as certified to the Agent in writing).

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

 “Bank Product” means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $3,500,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure in respect of then extant Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances or the Term Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 3 percentage points.

“Base Rate Term Loan Margin” means 3 percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years, including any Multiemployer Plan.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of Administrative Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Administrative Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrower Collateral” means all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)                                  all of its Accounts,

(b)                                 all of its Books,

(c)                                  all of its commercial tort claims,

(d)                                 all of its Deposit Accounts,

(e)                                  all of its Equipment,

(f)                                    all of its General Intangibles,

(g)                                 all of its Inventory,

(h)                                 all of its Investment Property (including all of its securities and Securities Accounts),

(i)                                     all of its Negotiable Collateral,

(j)                                     money or other assets of such Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(k)                                  the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

The foregoing to the contrary notwithstanding, “Borrower Collateral” shall not include the Excluded Assets.

“Borrowing” means a borrowing hereunder consisting of Advances (or term loans, in the case of the Term Loans) made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to Administrative Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the Capital Stock of, any other Person.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within

1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among Administrative Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Casino” means a gaming establishment owned by any Borrower or any Guarantor and any hotel, building, restaurant, theater, amusement park, other entertainment facility, parking facilities, retail shops, land, equipment, and other properties and assets directly ancillary thereto and used or to be used in connection therewith.

“Casino Bankroll” means only the amount of cash or Cash Equivalents required by the provisions of Section 6.150 of the Regulations of the NGC to satisfy the Casino minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens, or payment of winning wagers to gaming patrons, or as otherwise may be required by the Gaming Laws or a directive of the Chairman of the NGCB.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of PB Gaming having the right to vote for the election of members of the Board of Directors, (b) Timothy Poster and Thomas Breitling cease to own, directly or indirectly, and control a majority of the outstanding Stock of PB Gaming, (c ) PB Gaming ceases to own, directly or indirectly, and control 100% of Parent, (d) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (e)  any Borrower or any Guarantor ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries extant as of the Closing Date.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder.

“Closing Date Business Plan” means the set of Projections of Borrowers for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Administrative Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Administrative Borrower’s or its Subsidiaries’ Books, Equipment or, Inventory, in each case, in form and substance satisfactory to Agent.

“Collateral Agent” means Wells Fargo Bank, N.A., in its capacity as collateral agent under the Senior Note Documents.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Tort Claim Assignments” has the meaning set forth in Section 4.4(b).

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment, its Term Loan B Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitments, their Term Loan B Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Compliance Certificate”  means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Consolidated Net Income” means, for any period, without duplication, net income (or loss) for the applicable period of measurement of Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) non-cash gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of Parent and its Subsidiaries, and related tax effects in accordance with GAAP; (b) any other extraordinary or non-recurring non-cash gains of Parent or its Subsidiaries, and related tax effects in accordance with GAAP, and (c) any effect of non-cash accounting adjustments resulting from a change in the tax status of a pass through entity to a “C-corporation” or other entity taxed similarly; provided that  (1) the net income of any Person that is not a Guarantor or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends of distributions paid in cash to such Person or Subsidiary of such Person, excluding any distributions made in the event PB Gaming becomes a corporation under subchapter C of the IRC, (2) the net income of any Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Guarantor of that net income is not as of the date of determination permitted without any prior Governmental Authority approval (that has not been obtained) or directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to such Person or its Stock holders; and (3) the cumulative effect of a change in accounting principles shall be excluded.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contribution Agreement” means, collectively, (a) the Contribution Agreements, dated as of January 23, 2004, by and between Mirage Resorts, Incorporated and GNLV and (b) the Contribution Agreement dated as of January 23, 2004, by and between Mirage Resorts, Incorporated and GNL.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the Administrative Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account).

“Copyright Security Agreement” means a copyright security agreement executed and delivered by each Borrower and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Destroyed Value” has the meaning set forth in Section 6.8(b).

“Disbursement Letter” means an instructional letter executed and delivered by Borrowers to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Agent.

“Disqualified Stock” means any capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Due Diligence Letter” means the due diligence letter sent by Agent’s counsel to Administrative Borrower, together with Administrative Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“EBITDA” means, with respect to any fiscal period, Consolidated Net Income, minus extraordinary gains and interest income, plus (a) interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP and (b) for fiscal year 2004 only,  signing bonuses in an amount not to exceed $1,200,000.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably, withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment,

letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Parent, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Parent, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Parent or its Subsidiaries or any of their ERISA Affiliates.

“Estimation Period” means the period for which a Stock holder of Parent is required to estimate for federal income tax purposes its allocation of taxable income from a Subchapter S corporation or any entity that is treated as a pass-through entity for federal income tax purposes in connection with determining its estimated federal income tax liability for such period.

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion. “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Assets”  means (a) the Casino Bankroll, (b) the “participation” slot machines listed on Schedule E-1, (c) any Investment Property of any Borrower constituting Stock of such Borrower’s Subsidiaries that are CFCs, solely to the extent that such Investment Property is in excess of 65% of the voting power of the Stock of such CFC, (d) any agreements (including that certain Starbucks Corporation Master Licensing Agreement, dated as of January 21, 2004, between Starbucks Corporation and Parent and the joinders thereto by GNL and GNLV dated as of January 21, 2004), permits,  or licenses (including Gaming Licenses) solely in the event and to the extent that a grant of a Lien on such license, contract, or agreement is prohibited by law or results in a breach or termination of the terms of, or constitutes a default under, or termination of any such license, contract, or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, or 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms or default under such license, contract or agreement, the Excluded Assets shall not include, and the applicable Borrower shall be deemed to have granted a security interest in, all such licenses, contracts, or agreements as if such terms or defaults had never been in effect; (e) the Government Treasury Strips, and (f)  the Stock of Parent’s Subsidiaries that are licensed or registered under the Gaming Laws and are “Pledged Collateral”  pursuant to the Stock Pledge Agreement; provided, however, that Excluded Assets shall not include (and, accordingly, Borrower Collateral shall include) any and all proceeds of any of such assets; and provided, further, that, any agreement, permit, license, or the like qualifying as an Excluded Asset under clauses (b) and (d) above no longer shall constitute an Excluded Asset (and instead shall constitute Borrower Collateral) from and after such time as the lessor, licensor, or other party to such agreement, permit, license, or the like consents to the grant of a Lien in favor of Agent in such agreement, permit, license, or the like or the prohibition against granting a Lien therein in favor of Agent shall cease to be effective.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“FEIN” means Federal Employer Identification Number.

“Fixed Charges” means with respect to Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense, (b) principal payments required to be paid during such period in respect of Indebtedness, and (c) all federal, state, and local income taxes accrued for such period.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Fremont Street Experience” means The Fremont Street Experience Limited Liability Company, a Nevada limited liability company.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

 “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Gaming Laws” means all applicable federal, state and local laws, rules and regulations pursuant to which the Nevada Gaming Authorities possess regulatory, licensing or permit authority over the ownership or operation of gaming facilities within the State of Nevada, including, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the NGC promulgated thereunder.

“Gaming License” means any finding of suitability, registration, license, franchise or other approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which any Borrower or any of their Subsidiaries conduct business (including all such licenses granted by the Nevada Gaming Authorities under Gaming Laws), and all Liquor Licenses.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“GNELLC” means Golden Nugget Experience, LLC, a Nevada limited liability company.

“GNL” means GNL, Corp., a Nevada corporation.

“GNLV” means GNLV, Corp., a Nevada corporation.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or organization, by-laws, operating agreements or other organizational documents of such Person.

“Government Treasury Strips” means those certain United States Treasury securities in an amount not to exceed $3,089,752 maintained by Mirage Resorts, Incorporated in a restricted account for the benefit of GNLV as a reserve in accordance with Nevada Gaming Commission Regulation 5.115, pursuant to the order of the NGC dated August 27, 1993, and to be maintained after the Closing Date in a restricted account of GNLV as a reserve pursuant to Gaming Laws, securing periodic payments due to a progressive slot machine jackpot winner at GNLV, which jackpot totaled $3,089,752 payable in 20 equal annual installments of $154,488, without interest, commencing September 24, 1988 and ending September 24, 2007.

“Governmental Authority” means any federal, state, local, or other governmental, regulatory or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body and includes the Nevada Gaming Authorities and Liquor Authorities.

“Guarantor” means (a) GNELLC and (b) each other Person which guarantees, pursuant to Section 6.15  or otherwise, all or any part of the Obligations.

“Guarantor Pledge Agreement” means one or more pledge agreements executed and delivered by each Guarantor in favor of Agent, in each case, in form and substance reasonably satisfactory to Agent.

“Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor in favor of Agent, in each case, in form and substance reasonably satisfactory to Agent.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indenture” means that certain Indenture dated as of December 3, 2003 by and among the Indenture Trustee, Parent and its Subsidiaries.

“Indenture Indebtedness” means the outstanding principal amount of the Senior Notes

“Indenture Trustee” means HSBC Bank USA.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insurance Proceeds Reserve” means, as of any date of determination, the amount of monies that have been paid to Agent pursuant to Section 6.8(b) and that remain available to be disbursed to Borrowers for the repair, replacement, renovation or restoration of the asset that was damaged, destroyed, or condemned.  For clarity, it is understood that the amount of the Insurance Proceeds Reserve reduces as monies are disbursed to Borrowers for the repair, replacement, or restoration of the asset that was damaged, destroyed or condemned.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intercompany Advances” means (a) loans or advances (in cash) (i) from a Borrower to another Borrower, (ii) from a Guarantor to a Borrower, (iii) from a Guarantor to another Guarantor, or (iv) from a Borrower to a Guarantor in an amount not to exceed $1,000,000 and (b) transfers or personal property with a fair market value of no more than $2,000,000 during the term of this Agreement among Borrowers and Guarantors.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrowers and each of their Subsidiaries and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement between Agent and the Collateral Agent, the form and substance of which is satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, relocation and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time and any successor statute.

“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion (which consent will not be unreasonably withheld or delayed), to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c)  costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) actual out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any Subsidiary of a Borrower, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any Subsidiary of a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance or the Term Loans that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 4 percentage points.

“LIBOR Rate Term Loan Margin” means 4 percentage points.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Liquor Authorities” means the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas, the Department of the Treasury Bureau of Alcohol, Tobacco and Firearms, and any agency, authority, board, bureau, commission, department, office or instrumentality or any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including any other agency with authority to regulate the sale or distribution of alcoholic beverages.

“Liquor Laws” means the statutes and ordinances regarding the sale and distribution of alcoholic beverages enforced by the Liquor Authorities and the rules and regulations of the Liquor Authorities.

“Liquor License” means any license, permit, registration, qualification or other approval required to sell, dispense or distribute alcoholic beverages under the Liquor Laws.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Due Diligence Letter, the Fee Letter, the Guarantor Pledge Agreement, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement,  the Letters of Credit, the Mortgages, the Officers’ Certificate, the Stock Pledge Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by a Borrower and the Lender Group in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of any Borrower’s or any Guarantor’s (other than GNELLC’s) ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Amount” means $15,000,000.

“Mortgage Policies” has the meaning set forth in Section 3.1(v).

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the IRC contributed to by any Borrower or any of its Subsidiaries or is ERISA Affiliates and each such plan for the three year period immediately following the latest date on which any Borrower or its Subsidiary maintained, contributed to, or had an obligation to maintain or contribute to such plan.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Cash Proceeds” means, with respect to any sale or disposition by any Person or any Subsidiary thereof of property or assets, the amount of Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (iii) taxes paid or payable to any taxing authorities or to PB Gaming in connection with a Permitted Quarterly Tax Distribution (or other distributions permitted under clause (a) of the definition of Permitted Distributions) by such Person or such Subsidiary in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate (except for Permitted Quarterly Tax Distributions or other distributions permitted under clause (a) of the definition of Permitted Distributions paid to PB Gaming) and are properly attributable to such transaction.

“Nevada Gaming Authorities” means the NGC and the NGCB.

“NGC” means the Nevada Gaming Commission.

“NGCB” means the Nevada State Gaming Control Board.

“Obligations” means (a) all loans (including the Term Loans), Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Agent.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 14.1(e).

“PB Gaming” means PB Gaming, Inc., a Nevada corporation.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) immaterial transfers of Real Property for dedication or public use or easements, restrictions, covenants, reservations and rights of way granted in the ordinary course of business, (f) the leasing of any portion of the Casino or Real Property to third-party tenants for retail (including sales of time-shares and travel related services) or restaurant purposes only in the ordinary course of business, so long as (i) such leases do not demise space in excess of 12,500 net rentable square feet in the aggregate of the Casino or Real Property, (ii) the term of such lease does not exceed 60 months, plus up to one (1) 30-month option term (or equivalent combination of renewals), (iii) the rental rate under any such lease is at least equal to the then prevailing market rate for the entire term of such lease (except for the option periods as set forth in the preceding clause (iv), (v) any such lease provides that the premises demised thereby cannot be used for any of the following uses:  any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect, (v) the proposed tenant is not an Affiliate of any Borrower or Guarantor, and (vi) no Event of Default has occurred and is continuing or would result therefrom, and (g) the sale of the Stock or substantially all of the assets of GNL so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Net Cash Proceeds of such sale are either applied to the Term Loans or invested in GNLV in accordance with Section 2.2.

“Permitted Distributions” means:

(a)                                  Permitted Quarterly Tax Distributions; provided that in the event that PB Gaming becomes taxable as a corporation under Subchapter C of the IRC and either (i) PB Gaming files consolidated, combined or unitary tax returns with Parent or (ii) Parent is a pass-through entity for federal income tax purposes (as evidenced by an officers’ certificate of Parent to the Administrative Agent), then, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may pay dividends to PB Gaming in an amount sufficient to pay the cash tax liabilities of PB Gaming, including federal, state and local income taxes, which taxes are directly attributable to Parent and its Subsidiaries, except that (x) the amount of, and the time for making, of any dividend pursuant to this proviso to pay the tax liabilities described above shall be determined under the principles and methods applicable to the determination and payment of Permitted Quarterly Tax Distributions and (y) in the event that Parent makes distributions to PB Gaming pursuant to this proviso to pay taxes attributable to its interest in Parent, then no Permitted Quarterly Tax Distributions shall be made with respect to the same taxable income of Parent;

(b)                                 payment, in cash, of dividends by Borrowers to PB Gaming so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) at the time of and after giving effect to such dividend Excess Availability is at least $5,000,000, and (iii) such dividend, together with the aggregate amount of all other distributions made by the Borrowers and their Subsidiaries (other than those permitted under clause (a)) above do not exceed the sum of (x) 50% of Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of Parent’s most recently ended fiscal quarter for which financial statements are available at the time of such payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) minus the amount paid or to be paid in respect of such period pursuant to clause (a) above to Stockholders other than the Parent plus (y) 100% of the aggregate Net Cash Proceeds received by the Parent as a contribution to its capital Stock or from the issue or sale of Stock of Parent (excluding Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Stock (other than Stock or Disqualified Stock or debt securities sold to a Subsidiary of the Company);

(c)                                  payment in cash of dividends in an aggregate amount not to exceed $500,000 in any fiscal year from Borrowers to PB Gaming to enable PB Gaming, and PB Gaming shall pay, ordinary and necessary general and administrative expenses incurred by PB Gaming so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and  (ii) Excess Availability is at least $1,500,000 after giving effect to such payment; and

(d)                                 payment in cash of dividends from GNL and GNLV to Parent or from GNELLC to GNLV.

“Permitted Holder” means Thomas Breitling, Timothy Poster, Andre K. Agassi, Richard N. Barton, Charles Mathewson, their Family Members, and their Family Trusts.

“Permitted Intercompany Advances” means Intercompany Advances so long as no Default or Event of Default has occurred and is continuing at the time of the making of the Intercompany Advance or would result therefrom after giving effect to the Intercompany Advance.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or any Subsidiary of a Borrower effected in the ordinary course of business or owing to a Borrower or any Subsidiary of a Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower, (e) Investments existing on the Closing Date and listed on Schedule P-2, (f) without duplication, Investments permitted as Indebtedness pursuant to Section 7.1(g), (g) Investments consisting of or evidencing the extension of credit to customers of Borrowers and Guarantors in the ordinary course of business, (h) Investments made in Fremont Street Experience not to exceed $1,000,000 per annum so long as no Event has occurred and is continuing or would result therefrom, (i) Permitted Intercompany Advances (j) Investments in a joint venture that is engaged in a Related Business in an amount not to exceed $7,500,000 during the term of this Agreement, so long as (i) the applicable Borrower provides to Agent a pledge agreement and appropriate certificates and power or UCC-1 financing statements hypothecating all direct or beneficial ownership interest in the Investment in form and substance satisfactory to Agent together with any opinions of counsel satisfactory to Agent, (ii) at the time of and after giving effect to such Investment, Excess Availability is at least $7,500,000, and (iii) no Event of Default has occurred and is continuing or would result therefrom, and (k) other Investments in an amount not to exceed $1,000,000 during the term of this Agreement so long as no Event of Default has occurred and is continuing or would result therefrom.

“Permitted Liens” means (a) Liens held by Agent, (b) Liens for unpaid taxes and other governmental impositions that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof; (k) Liens in favor of the Indenture Trustee relative to the Senior Note Documents so long as and to the extent such Liens remain the subject of the Intercreditor Agreement, (l) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods, (m) customary rights of setoff upon deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (n) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 8.8 and in respect of which the Borrowers or any of their Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and shall be maintaining appropriate reserves with respect to any such judgment or award, (o) Liens on Cash and Cash Equivalents to secure Hedge Agreements, (p) any Lien existing on any property of any Person at the time such Person becomes a Subsidiary of a Borrower and not created in contemplation of such event; provided that no such Lien shall extend to or cover other property, and (q) any Lien existing on any property prior to the acquisition thereof by a Borrower or a Subsidiary thereof and not created in contemplation of such acquisition; provided that no such Lien shall extend to or cover other property, and  (r) all Liens disclosed in the Mortgage Policies.

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $10,000,000.

“Permitted Quarterly Tax Distributions” means, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, quarterly distributions of Tax Amounts made on the Quarterly Payment Date determined on the basis of the estimated taxable income of the Parent (including any such taxable income attributable to the Parent’s ownership of an interest in any other pass-through entity for federal income tax purposes) for the related Estimation Period, as set forth in a statement filed with the Indenture Trustee; provided, however, that (1) prior to any distributions of Tax Amounts, the Parent shall deliver to Agent certificate to the effect that the Parent qualifies as a qualified Subchapter S Subsidiary under the IRC or a substantially similarly treated pass-through entity for federal income tax purposes and (2) at the time of such distributions, the most recent audited financial statements of the Parent reflect that the Parent was treated as a qualified Subchapter S subsidiary under the IRC or a substantially similarly treated pass-through entity for federal income tax purposes; provided further, however, that for an Estimation Period that includes a True-Up Determination Date, (1) if the True-Up Amount is due to the Stock holders, the Permitted Quarterly Tax Distribution payable by the Parent for the Estimation Period shall be increased by such True-Up Amount, and (2) if the True-Up Amount is due to the Parent, the Permitted Quarterly Tax Distribution payable by the Parent for the Estimation Period shall be reduced by such True-Up Amount and the excess, if any, of the True-Up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distribution(s) until such True-Up Amount is entirely offset.  The amount of Permitted Quarterly Tax Distributions relating to an Estimation Period including a True-Up Determination Date shall be determined by a Tax Amounts CPA, and the amount of Permitted Quarterly Tax Distributions relating to all other Estimation Periods shall be determined in good faith by the Parent. If any portion of a Permitted Quarterly Tax Distribution is not distributed on the corresponding Quarterly Payment Date, the Permitted Quarterly Tax Distribution payable on the immediately following Quarterly Payment Date shall be increased by such undistributed portion.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an “employee benefit plan,” as defined in Section 3(3) of ERISA, including a Multiemployer Plan, that any Borrower or its Subsidiaries, or ERISA Affiliates maintain, contribute to or have an obligation to contribute to.

“Poster/Breitling Guaranty” means the guaranty, dated as of June 24, 2003, by Timothy Poster and Thomas Breitling, as guarantors, in favor of Mirage Resorts, Incorporated.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of Borrowers and no assurance can be given that the Projections will be realized).

“Pro Rata Share” means, as of any date of determination:

(a)                                  with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)                                 with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(c)                                  with respect to a Lender’s obligation to make the Term Loan A and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A, the percentage obtained by dividing (y) such Lender’s Term Loan A Commitment, by (z) the aggregate amount of all Lenders’ Term Loan A Commitments, and (ii) from and after the making of the Term Loan A, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan A, by (z) the principal amount of the Term Loan A,

(d)                                 with respect to a Lender’s obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (y) such Lender’s Term Loan B Commitment, by (z) the aggregate amount of all Lenders’ Term Loan B Commitments, and (ii) from and after the making of the Term Loan B, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan B, by (z) the principal amount of the Term Loan B, and

(e)                                  with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loans, by (ii) the aggregate amount of Revolver Commitments of all

Lenders plus the outstanding principal amount of the Term Loans; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s Term Loan A plus the outstanding principal amount of such Lender’s Term Loan B, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan A plus the outstanding principal amount of the Term Loan B.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 120 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Quarterly Payment Date” means the tenth day of each month in which federal estimated tax payments are due; provided, however, that payments in respect of estimated state income taxes due in January may instead, at the option of Parent, be paid during the last five days of the immediately preceding December.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or a Subsidiary of any Borrower and the improvements thereto.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Borrower or any Subsidiary of a Borrower.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Business” means the gaming and hotel businesses conducted by the Borrowers as of the Closing Date and any and all businesses that in the good faith judgment of the Board Directors of Parent are materially related thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Replaced Value” has the meaning set forth in Section 6.8(b).

“Replacement Lender” has the meaning set forth in Section 15.2(a).

“Report” has the meaning set forth in Section 16.17.

“Reportable Event” means a “reportable event” within the meaning of Section 4043(c) of ERISA with respect to which neither any thirty day notice requirement nor any advance notice requirement has been waived.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Cash and Cash Equivalents exceeds $25,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) equal or exceed 50.1%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances,  plus (b) the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Senior Debt” means the sum of (a) the amount of the Revolver Usage, (b) the outstanding principal amount of the Term Loans, and (c) the Indenture Indebtedness.

“Senior Debt to EBITDA Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (a) the aggregate amount of Senior Debt of Parent and its Subsidiaries as of the last day of such period, to (b) the TTM EBITDA for such period.

“Senior Notes” means the Senior Secured Notes due 2011 issued by Parent pursuant to the Indenture.

“Senior Note Documents” means, collectively, the Indenture, the Senior Notes and the Collateral Documents (as such term is defined in the Indenture).

“Settlement” has the meaning set forth in Section 2.3(f)(i).

“Settlement Date” has the meaning set forth in Section 2.3(f)(i).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, limited liability, membership or other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreement” means a stock pledge agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Borrower that owns Stock of a Subsidiary of Parent.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of June 24, 2003, by and among MGM Mirage and Mirage Resorts, Incorporated, as sellers, and GNLV, GNL, GNELLC, and Parent, as purchaser, as amended by Amendment No. 1, dated as of December 15, 2003.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s discretion, to become the Swing Lender under Section 2.3(d).

“Swing Loan” has the meaning set forth in Section 2.3(d)(i).

“Syndication Agent” means Lehman Brothers, Inc. in its capacity as syndication agent hereunder, and any successor thereto.

“Tax Amount” means, with respect to an Estimation Period or a taxable year, as the case may be, an amount equal to (1) the product of (a) the taxable income (including all separately stated items of income) of the Parent (including any taxable income attributable to Parent’s interest in any other entity for federal income tax purposes) that is taxable income to the direct holders of the capital Stock of PB Gaming (or if such direct holder of capital Stock of PB Gaming is not subject to tax, then any indirect holder as is subject to tax) for such Estimation Period or taxable year, as the case may be, and (b) the Applicable Tax Percentage, reduced by (2) to the extent not previously taken into account, any income tax benefit attributable to Parent which could be utilized by the Stock holders of PB Gaming in the current or any prior taxable year, or portion thereof to offset taxable income attributable to Parent, from and after the date of this Indenture (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that the computation of the Tax Amount shall also take into account (a) the deductibility of state and local taxes for federal income tax purposes and (b) any difference in the Applicable Tax Percentage resulting from the nature of taxable income (such as long-term capital gain as opposed to ordinary income).

“Tax Amounts CPA” means a nationally recognized certified public accounting firm.

“Taxes” has the meaning set forth in Section 16.11.

“Term Loan” means, individually, the Term Loan A or the Term Loan B, as the context requires, and “Term Loans” means, collectively, the Term Loan A and the Term Loan B.

“Term Loan A” has the meaning set forth in Section 2.2(a).

“Term Loan A Amount” means $12,500,000.

“Term Loan A Commitment” means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Term Loan B” has the meaning set forth in Section 2.2(b).

“Term Loan B Amount” means $7,500,000.

“Term Loan B Commitment” means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan, (ii) any event that causes any Borrower or any of its Subsidiaries or ERISA Affiliates to incur material liability under Section 502(i), 4201, 4204 or 4212 of ERISA or Section 4975 of the IRC, (iii) any event that causes any Borrower or any of its Subsidiaries or ERISA Affiliates to incur liability under Section 409, 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 of the IRC, (iv) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, (v) the institution of proceedings by the PBGC to terminate a Benefit Plan, or (vi) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by each Borrower and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Transitional Services Agreement” means the Transitional Services Agreement, dated as of October 24, 2003, by and among MGM Mirage and Parent, as amended by that certain amendment dated as of December 15, 2003.

“True-Up Amount” means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (1) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year, without taking into account any adjustment to such Permitted Quarterly Tax Distributions made with respect to any other taxable year (including any adjustment to take into account a True-Up Amount for the immediately preceding taxable year) and (2) the Tax Amount permitted to be distributed in respect of such year as determined by reference to Internal Revenue Service Form 1120-S or other applicable forms of Parent’s direct or indirect parent entity as applicable filed for such year; provided, however, that if there is an audit or other adjustment with respect to a return filed by the Parent or PB Gaming (including a filing of an amended return), upon a final determination or resolution of such audit or other adjustment, the Tax Amounts CPA shall redetermine the True-Up Amount for the relevant taxable year.  The amount equal to the excess, if any, of the amount described in clause (1) above over the amount described in clause (2) above shall be referred to as the “True-Up Amount due to the Parent,” and the excess, if any, of the amount described in clause (2) above over the amount described in clause (1) above shall be referred to as the “True-Up Amount due to the Stock holders.”

“True-Up Determination Date” means the date on which the Tax Amounts CPA delivers a statement to the Agent indicating the True-Up Amount; provided, however, that the True-Up Determination Date shall not be later than 30 days after the occurrence of an event requiring the determination of the True-Up Amount (including the filing of the federal and state tax returns or the final determination or resolution of an audit or other adjustment, as the case may be).

“TTM EBITDA” means, as of any date of determination, the EBITDA of Parent and its Subsidiaries for the 12 month period ended as of such date of determination.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 17.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3                               Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4                               Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5                               Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6                               Indenture.  Any terms defined in the Indenture that are incorporated herein by reference shall be construed and defined as set forth in the Indenture as in effect on the Closing Date.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Revolver Advances.  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the Maximum Revolver Amount less the Letter of Credit Usage less the amount of any reserves (including, the Bank Product Reserve).

(a)                                  Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(b)                                 The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(c)                                  Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2                               Term Loan.

(a)                                  Term Loan A.  Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan A Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan A”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan A Amount.  The Term Loan A shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
July 1, 2004	$700,000
October 1, 2004	$700,000
January 1, 2005	$700,000
April 1, 2005	$700,000
July 1, 2005	$700,000
October 1, 2005	$700,000
January 1, 2006	$700,000
April 1, 2006	$700,000
July 1, 2006	$700,000
October 1, 2006	$700,000
January 1, 2007	$700,000
April 1, 2007	$700,000
July 1, 2007	$700,000
October 1, 2007	$700,000
January 1, 2008	$700,000
April 1, 2008	$700,000
July 1, 2008	$700,000

The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan A shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.  All amounts outstanding under the Term Loan A shall constitute Obligations.

(b)                                 Term Loan B.  Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan B Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan B”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan B Amount.  The Term Loan B shall be due and payable on the date of the termination of this Agreement, whether by its terms, by prepayment or by acceleration.  All amounts outstanding under the Term Loan B shall constitute Obligations.

(c)                                  Mandatory Prepayments.

(i)                                     Immediately upon any sale or disposition by Parent or any of its Subsidiaries of property or assets (other than the dispositions described in clauses (a)—(f) of Permitted Dispositions and dispositions in an aggregate amount not to exceed $250,000 per annum) the Borrowers shall prepay the outstanding principal balance of the Term Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with the sales or dispositions; provided, however, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, up until the 364th day following the sale or disposition of all of the Stock of GNL or all of the assets of GNL, Borrowers may invest the Net Cash Proceeds received by such Person from such sale in Capital Expenditures for GNLV as agreed to by Agent in writing and in its Permitted Discretion, and to the extent the Net Cash Proceeds have not been reinvested within such 364 day period, on the 365th day, Borrowers shall pay the Net Cash Proceeds to Agent to be applied to the outstanding principal balance of the term Loans.  Nothing contained in this subclause (ii) shall permit Parent and any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(ii)                                  Upon the issuance or incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than the Indebtedness referred to in clause (f) of Section 7.1) or the sale or issuance by Parent or any of its Subsidiaries of any shares of Stock (other than the issuance of Stock by Parent to PB Gaming in exchange for additional equity contributions so long as the Stock of PB Gaming is held by the Permitted Holders) the Borrowers shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this subclause (iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iii)                               Each prepayment pursuant to subclauses (i) and (ii) above shall be applied be applied, first, to the outstanding principal amount of the Term Loan A, until paid in full, and second, to the outstanding principal amount of the Term Loan B, until paid in full.  Each such prepayment of the Term Loans shall be applied against the remaining installments of principal of the applicable Term Loan in the inverse order of maturity.

2.3                               Borrowing Procedures and Settlements.

(a)                                  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $5,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date).  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

(b)                                 Agent’s Election.  Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

(c)                                  Making of Loans.

(i)                                     In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances (or the Term Loans, as applicable), Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance (or its portion of the Term Loans) if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)                                  Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance (or portion of the Term Loans, as applicable) on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances (or portion of the Term Loans, as applicable) composing such Borrowing.  The failure of any Lender to make any Advance (or portion of the Term Loans, as applicable) on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance (or portion of the Term Loans, as applicable) on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)                               Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers.  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the

Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d)                                 Making of Swing Loans.

(i)                                     In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower’s Designated Account.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan).  Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii)                                  The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(e)                                  Agent Advances.

(i)                                     Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”).  Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

(ii)                                  The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f)                                    Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrowers’ or their Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)):  (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)                                  In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii)                               Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(g)                                 Notation.  Agent shall record on its books the principal amount of the Advances (or portion of the Term Loans, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.  In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(h)                                 Lenders’ Failure to Perform.  All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(i)                                     Optional Overadvances.  Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (ii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days.  The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.  The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

A.                                   In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph.  In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

B.                                     Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.4                               Payments.

(a)                                  Payments by Borrowers.

(i)                                     Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein.  Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)                                  Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)                                 Apportionment and Application.

(i)                                     Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.  All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

A.                                   first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B.                                     second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C.                                     third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D.                                    fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E.                                      fifth, to pay interest due in respect of all Agent Advances, until paid in full,

F.                                      sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances), the Swing Loans, and the Term Loans until paid in full,

G.                                     seventh, to pay the principal of all Agent Advances until paid in full,

H.                                    eighth, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan A until paid in full,

I.                                         ninth, to pay the principal of all Swing Loans until paid in full,

J.                                        tenth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an

Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

K.                                    eleventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

L.                                      twelfth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Administrative Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

M.                                 thirteenth, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of the Term Loans (ratably) until the Term Loans are paid in full,

N.                                    fourteenth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Administrative Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products), and

O.                                    fifteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

(iii)                               In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)                              For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)                                 In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5                               Overadvances.  If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than either the Dollar limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6                               Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)                                  Interest Rates.  Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is a portion of the Term Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Term Loan Margin, (iii) if the relevant Obligation is a portion of the Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Term Loan Margin, and (iv) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)                                 Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 3% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i)                                     all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii)                                  the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)                                 Payment.  Except as provided to the contrary in Section 2.12(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each quarter any time that Obligations or Commitments are outstanding.

Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loans and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e)                                  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                                    Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7                               Cash Management.

(a)                                  Borrowers shall and shall cause each of their Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Cash Management Bank) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b)                                 Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance reasonably acceptable to Agent.  Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank agent or bailee-in-possession for Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account.  Anything contained herein to the contrary notwithstanding, Agent agrees that it shall not provide the above-described notice to the Cash Management Banks unless and until an Event of Default has occurred and is continuing.  Once an Event of Default has occurred and during the continuance thereof, Agent shall be free to exercise its right to issue such notice and the subsequent elimination of the subject Event of Default shall not eliminate the effectiveness of any notice that has been given during the continuance of an Event of Default.

(c)                                  So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower or a Subsidiary of a Borrower, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement.  A Borrowers or a Subsidiary of a Borrower, as applicable shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)                                 The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers are hereby grants a Lien to Agent.

2.8                               Crediting Payments.  The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time).  If any payment item is received into the Agent’s Account on a non-Business

Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9                               Designated Account.  Agent is authorized to make the Advances and the Term Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d).  Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10                        Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loans, all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank.  Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11                        Fees.  Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a)                                  Unused Line Fee. On the first day of each quarter during the term of this Agreement, an unused line fee in the amount equal to .50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding quarter, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding quarter,

(b)                                 Fee Letter Fees.  As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

(c)                                  Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Agent, and

(ii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers or their Subsidiaries, to appraise the Collateral, or any portion thereof, or to assess Borrowers’ and their Subsidiaries’ business valuation.

2.12                        Letters of Credit.

(a)                                  Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers.  To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking.  If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i)                                     the Letter of Credit Usage would exceed $5,000,000, or

(ii)                                  the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date.  Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

(b)                                 Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)                                  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

(d)                                 Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)                                  Any and all out-of-pocket charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)                                    If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)                                  there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.  The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13                        LIBOR Option.

(a)                                  Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or the Term Loans be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) for Interest Periods of 1, 2 or 3 months, the last day of the Interest Period applicable thereto and for Interest Period of 6 months, the 90th day of such Interest Period and the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances or the Term Loans bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)                                 LIBOR Election.

(i)                                     Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances or the Term Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate

Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii)                               Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)                                  Prepayments.  Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d)                                 Special Provisions Applicable to LIBOR Rate.

(i)                                     The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in relevant income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).  Such statement shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment.  In no event will any such Lender be required to disclose any confidential or proprietary information in connection with such statement.

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)                               Failure or delay on the part of any Lender to demand compensation pursuant to clauses (d)(i) or (d)(ii) or of this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to such paragraphs for any increased costs incurred more than 90 days prior to the date that such Lender notifies the Borrowers of the change giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, further that, if the change giving rise to such increased costs is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof; and provided further, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  If a Lender demands compensation under clauses (d)(i) or (d)(ii) of this Section 2.13 with respect to LIBOR Rate Loans, the Borrowers may, upon at least three Business Days’ notice to the Lender (with a copy of such notice to the Administrative Agent), elect that, until the circumstances causing such demand for compensation no longer apply to such Lender, all LIBOR Rate Loans that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Loans and all payments of principal of and interest on such Base Rate Loans shall be made at the same time as payments on the LIBOR Rate Loans otherwise constituting part of such Borrowing.  Each Lender will use all reasonable efforts to give prompt notice to the Borrowers of the event giving rise to any such demand for compensation.

(e)                                  No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14                        Capital Requirements.  If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to promptly pay such Lender the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error); provided, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office if the making of such a designation would avoid the circumstances permitting such demand and would not, in the discretion of such Lender, be otherwise disadvantageous to such Lender; and provided further that if a Lender makes such a demand, the Borrowers may, upon at least three Business Days’ notice to such Lender (with a copy of such notice to the Administrative Agent), elect that, until the circumstances causing such demand no longer apply to such Lender, all LIBOR Rate Loans that would otherwise be made by such Lender as part of any Borrowing shall be made instead as Base Rate Loans and all payments of principal of and interest on such Base Rate Loans shall be made at the same time as payments on the LIBOR Loans otherwise constituting part of such Borrowing and in the event that payments to any Lender are required to be made hereunder as a result of such additional costs, Borrowers shall be entitled to substitute for such Lender any other bank or financial institution reasonably acceptable to the Agent and the Required Lenders.  Such statement shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15                        Joint and Several Liability of Borrowers.

(a)                                  Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender.  The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

(f)                                    Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                 Each of the Persons composing Borrowers waives all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise:

(h)                                 Each of the Persons composing Borrowers waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property.  This means, among other things:

(i)                                     Agent and Lenders may collect from such Borrower without first foreclosing on any Real or Personal Property Collateral pledged by Borrowers.

(ii)                                  If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

A.                                   The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

B.                                     Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i)                                     The provisions of this Section 2.15 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j)                                     Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k)                                  Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                               Conditions Precedent to the Initial Extension of Credit.  The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment or waiver, to the satisfaction of Agent, of each of the conditions precedent set forth below:

(a)                                  the Closing Date shall occur on or before January 23, 2004;

(b)                                 [Intentionally omitted];

(c)                                  Agent shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

(i)                                     the Cash Management Agreements,

(ii)                                  the Control Agreements,

(iii)                               the Copyright Security Agreement,

(iv)                              the Disbursement Letter,

(v)                                 the Due Diligence Letter,

(vi)                              the Fee Letter,

(vii)                           the Guarantor Pledge Agreement,

(viii)                        the Guarantor Security Agreement,

(ix)                                the Guaranty,

(x)                                   the Intercompany Subordination Agreement,

(xi)                                the Intercreditor Agreement,

(xii)                             the Mortgages,

(xiii)                          the Officers’ Certificate,

(xiv)                         UCC termination statements and other documentation evidencing the termination of Liens in and to the properties and assets of Borrowers and their Subsidiaries and the release of any guarantees by Borrowers and their Subsidiaries, all in form and substance satisfactory to Agent,

(xv)                            the Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank, and

(xvi)                         the Trademark Security Agreement.

(d)                                 Agent shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

(e)                                  Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

(f)                                    Agent shall have received a certificate of status with respect to each Borrower, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(g)                                 Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(h)                                 Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

(i)                                     Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

(j)                                     Agent shall have received a certificate of status with respect to each Guarantor, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(k)                                  Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(l)                                     Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent;

(m)                               [Intentionally Omitted];

(n)                                 Agent shall have received opinions from Skadden, Arps, Slate, Meagher & Flom LLP, Schreck Brignone and Fennemore Craig, each in form and substance reasonably satisfactory to Agent;

(o)                                 Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Parent) that all material tax returns required to be filed by Borrowers and their Subsidiaries have been timely filed and all taxes upon Borrowers and their Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(p)                                 Agent shall have received evidence reasonably satisfactory to it that (i) the Acquisition has been consummated in accordance with the terms and provisions of the Acquisition Agreements and all laws applicable thereto, (ii) Borrowers and their Subsidiaries have obtained all Gaming Licenses and Liquor Licenses, and (iii) the Nevada Gaming Authorities have found Timothy Poster, Thomas Breitling and PB Gaming to be suitable;

(q)                                 Agent shall have received completed reference checks with respect to Borrowers’ senior management, the results of which are satisfactory to Agent in its sole discretion;

(r)                                    Agent shall have received evidence satisfactory to it that Parent shall have received at least $50,000,000  as an equity contribution from PB Gaming on terms and conditions reasonably satisfactory to Agent;

(s)                                  Agent shall have received Borrowers’ Closing Date Business Plan;

(t)                                    Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(u)                                 Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral owned as of the Closing Date issued by a title insurance company satisfactory to Agent (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

(v)                                 Agent shall have received copies of each of the Senior Note Documents and the Acquisition Agreements, together with a certificate of the Secretary of the applicable Borrower certifying each such document as being a true, correct, and complete copy thereof and the terms and condition of such documents shall be reasonably satisfactory to Agent;

(w)                               PB Gaming, Borrowers and their Subsidiaries shall have received all licenses (including all Gaming Licenses), approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their

Subsidiaries of the Loan Document or with the consummation of the transactions contemplated thereby;

(x)                                   Agent shall have received evidence reasonably satisfactory to it that (i) the offering of the Senior Notes issued pursuant to the Indenture has closed, and (ii) the gross cash proceeds from such offering are at least $155,000,000 and such proceeds have been released from that certain escrow account maintained with HSBC Bank USA to Parent;

(y)                                 Agent shall have (i) received audited financial statements for GNL and GNLV for fiscal year 2002, (ii) a report from PriceWaterhouseCoopers with respect to its review of the audited financial statements for GNL and GNLV, and (iii) unaudited consolidated balance sheets, income statements, and statement of cash flows for GNL and GNLV for the quarter ended September 30, 2003, the results of all which shall be reasonably satisfactory to Agent;

(z)                                   the TTM EBITDA (without taking into account any retention bonus reserve)  shall be at least $34,000,000 as of September 30, 2003;

(aa)                            Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents; and

(bb)                          all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

3.2                               Conditions Subsequent to the Initial Extension of Credit.  The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(a)                                  within 60 days of the Closing Date, deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel; and

(b)                                 within 30 days of the Closing Date, deliver to Agent a Collateral Access Agreement with respect to the location at 3100 Sirius Ave.

3.3                               Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)                                  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)                                  no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and

(d)                                 no Material Adverse Change shall have occurred.

3.4                               Term.  This Agreement shall continue in full force and effect for a term ending on January 23, 2009 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5                               Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations).  No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6                               Early Termination by Borrowers.  Borrowers have the option, at any time upon 90 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders).  If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.  In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination. The foregoing to the contrary notwithstanding, in the event that Borrowers repay the Obligations in full and terminate this Agreement pursuant to the first sentence of this Section 3.6 and if such repayment occurs with the proceeds of a refinancing provided by Wells Fargo or one or more of its Affiliates, then the Applicable Prepayment Premium shall equal zero.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Each Borrower hereby pledges, grants, transfers and assigns to Agent, for the benefit of the Lender Group and the Bank Product Providers, a security interest in, and a continuing Lien on, all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents.  The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrowers.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrowers and their Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2                               Negotiable Collateral.  In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3                               Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrowers that the Borrowers’ Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Borrowers’ Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.  Each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to Agent or a Cash Management Bank in their original form as received by such Borrower or its Subsidiaries.

4.4                               Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)                                  Borrowers authorize Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrowers where permitted by applicable law and describing the Borrower Collateral in the same manner as described herein or in any other manner as Agent may determine is necessary, advisable or prudent, including, without limitation, describing such property as “all assets” or “all personal property whether now owned or hereafter acquired.”  Borrowers hereby ratify the filing of any financing statement filed without the signature of Borrowers prior to the date hereof.

(b)                                 If Borrowers or their Subsidiaries acquire any commercial tort claims after the date hereof, Borrowers shall promptly (but in any event within 5 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and, upon the request of Agent, shall deliver a written agreement, in form and substance reasonably satisfactory to Agent, pursuant to which the applicable Borrower or its Subsidiary shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)                                  At any time upon the request of Agent, Borrowers shall execute or deliver to Agent and shall cause their Subsidiaries to execute or deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrowers and their Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, each Borrower authorizes Agent to execute any such Additional Documents in the applicable Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In addition, on such periodic basis as Agent shall require, Borrowers shall (i) provide Agent with a report of all new material patentable, copyrightable, or trademarkable materials acquired or generated by any Borrower or its Subsidiaries during the prior period, (ii) cause all material patents, copyrights, and trademarks acquired or generated by Borrowers or their Subsidiaries that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of a Borrower’s or a Subsidiary of a Borrower’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

4.5                               Power of Attorney.  Subject to applicable Gaming Laws, each Borrower hereby irrevocably appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Borrower’s attorney-in-fact, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrowers’ or their Subsidiaries’ Accounts, (d) endorse such Borrower’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance (other than workers’ compensation), and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrowers’ or their Subsidiaries’ Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary.  The appointment of Agent as each Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.  In accordance with Section 9-207(a) of the Code, Agent shall use reasonable care in the custody and preservation of the Collateral in its possession.

4.6                               Right to Inspect.  Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect during regular business hours the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrowers’ and their Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.7                               Control Agreements.  Borrowers agree that they will not, and will not permit their Subsidiaries to, transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers and their Subsidiaries may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary, so long as the applicable Borrower or Subsidiary, Agent, and the substitute bank or securities intermediary have entered into a Control Agreement.

Borrowers agree that they will and will cause their Subsidiaries to take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights.  No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrowers without the prior written consent of Agent.  Upon the occurrence and during the continuance of a Default or Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.

5.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1                               No Encumbrances.  Each Borrower and its Subsidiaries has good and indefeasible title to their personal property assets and good and marketable title to their owned Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2                               [Intentionally Omitted].

5.3                               [Intentionally Omitted].

5.4                               Equipment.  All of the material Equipment of Borrowers and their Subsidiaries is used or held for use in their business and is fit for such purposes.

5.5                               Location of Inventory and Equipment.  Except as set forth on Schedule 5.5, the Inventory and Equipment of Borrowers and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).

5.6                               [Intentionally Omitted].

5.7                               State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims.

(a)                                  The jurisdiction of organization of each Borrower and each of its Subsidiaries is set forth on Schedule 5.7(a).

(b)                                 The chief executive office of each Borrower and each of its Subsidiaries is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.9).

(c)                                  Each Borrower’s and each of its Subsidiaries’ FEIN and organizational identification number, if any, are identified on Schedule 5.7(c).

(d)                                 As of the Closing Date, Borrowers and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.7(d).

5.8                               Due Organization and Qualification; Subsidiaries.

(a)                                  Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b)                                 Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)                                  Set forth on Schedule 5.8(c), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9                               Due Authorization; No Conflict.

(a)                                  As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b)                                 As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)                                  Other than the filing of financing statements, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d)                                 As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)                                  Upon the filing of financing statements with the appropriate filing office of the jurisdiction of organization for each Borrower and Guarantor, the recordation of the Mortgages, and the filing of appropriate recordations in the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to copyrights and trademarks to the extent required by federal law, the Agent’s Liens will be validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f)                                    The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

(g)                                 The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(h)                                 Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(i)                                     The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.10                        Litigation.  Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrowers, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.11                        No Material Adverse Change.  All financial statements relating to Borrowers and their Subsidiaries or Guarantors that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Subsidiaries’ (or Guarantors’, as applicable) financial condition as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change with respect to Borrowers and their Subsidiaries (or Guarantors, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.12                        Fraudulent Transfer.

(a)                                  Each Borrower and each Subsidiary of a Borrower is Solvent.

(b)                                 No transfer of property is being made by any Borrower or any Subsidiary of a Borrower and no obligation is being incurred by any Borrower or any Subsidiary of a Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their Subsidiaries.

5.13                        Employee Benefits.

(a)                                  Except as set forth in Schedule 5.13, none of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plan.  Each Benefit Plan set forth on Schedule 5.13 is a Multiemployer Plan.

(b)                                 None of Borrowers, their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13.  No

ERISA Event has occurred nor has any other event occurred that could reasonably be expected to result in an ERISA Event, in either case, that reasonably could be expected to result in a Material Adverse Change.  No facts exist with respect to a Multiemployer Plan that could reasonably be expected to result in a Lien being imposed on any Borrower’s, or any Subsidiary’s or any ERISA Affiliate’s assets.

5.14                        Environmental Condition.  Except as set forth on Schedule 5.14, (a) to Borrowers’ knowledge, none of Borrowers’ or their Subsidiaries’ properties or assets has ever been used by Borrowers, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ nor their Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers nor any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers or their Subsidiaries, and (d) none of Borrowers nor any of their Subsidiaries have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Subsidiary of a Borrower resulting in the releasing or disposing of Hazardous Materials into the environment, which in the case of subclauses (a) —(d) above would result in a liability of $250,000 or more.

5.15                        Brokerage Fees.  Borrowers and their Subsidiaries have not utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Borrowers or their Subsidiaries in connection herewith.

5.16                        Intellectual Property.  Each Borrower and each Subsidiary of a Borrower owns, or holds licenses to use all trademarks, trade names, copyrights, patents and patent rights that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademark registrations, trademark applications, copyright applications, and copyright registrations as to which each Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.

5.17                        Leases.  Borrowers and their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating.  All of such leases are valid and subsisting and no material default by Borrowers or their Subsidiaries exists under any of them.

5.18                        Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.18 are all of Borrowers’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.19                        Disclosure.  To the best of Borrowers’ knowledge all factual information (taken as a whole) prepared by or on behalf of Borrowers or their Subsidiaries and furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter prepared by or on behalf of Borrowers or their Subsidiaries and furnished by or on behalf of Borrowers or their Subsidiaries in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information (taken as a whole) was provided.  On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers’ good faith estimate of their and their Subsidiaries’ future performance for the periods covered thereby.

5.20                        Indebtedness.  Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Borrower and each Subsidiary of a Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.21                        Licenses and Permits.

(a)                                  (i) All material licenses (including all necessary Gaming Licenses and Liquor Licenses), permits, and consents and similar rights required from any Governmental Authority, for the ownership, use, or operation of the businesses or properties now owned or operated by any Borrower or any of their Subsidiaries, are in full force and effect; (ii) each Borrower and their Subsidiaries is in compliance, in all material respects, with all of the provisions thereof applicable to it; and (iii) none of such licenses, permits, or consents is the subject of any pending or, to the best of any Borrower’s, knowledge, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof.  As of the Closing Date (and as of each subsequent date on which any Borrower delivers to Agent an updated schedule pursuant to Section 6 below), set forth on Schedule 5.21 is a complete and accurate list of all such material licenses, permits, and consents that are necessary and appropriate for the operation of such Borrower’s businesses, and the businesses of its Subsidiaries, and such schedule identifies the date by which an application for the renewal of such license, permit, or consent must be filed and describes the status of each such pending application.

(b)                                 Each Borrower, and their Subsidiaries, have obtained (i) all material licenses, permits, and consents necessary or appropriate to conduct their businesses and operations and (ii) as of the Closing Date, all required approvals from the Nevada Gaming Authorities and Liquor Authorities of the transactions contemplated hereby and by the other Loan Documents.

6.                                      AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

6.1                               Accounting System.  Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.  Borrowers also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ Inventory.

6.2                               Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form reasonably satisfactory to Agent:

Within 5 Business Days of any issuance or filing

(a)           copies of each report in respect of Borrowers’, and their respective Subsidiaries’ businesses issued by a Nevada Gaming Authority or made by Borrower or any of their Subsidiaries, to a Nevada Gaming Authority,

Monthly (not later than the 10th day of each month)	(b) a summary aging, by vendor, of Borrowers’ and their Subsidiaries’ accounts payable and any book overdraft,

(c) a detailed report regarding Borrowers’ and their Subsidiaries’ cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash,

(d) a detailed report regarding the leasing of any portion of the Casino or Real Property including the amount of space leased, the rental rate, the lease term and the proposed use for the space,

Quarterly	(e) a report regarding Borrowers’ and their Subsidiaries’ accrued, but unpaid, ad valorem taxes;

Concurrently with the delivery to any third party but no less frequently than annually to Agent

(f)            copies of all operating and capital budgets, bankrolls, and all other budgets, summaries of sources and uses of funds, projections, and financial information prepared by or on behalf of any Borrower (including in respect of any Casino operated by any Borrower or its Subsidiaries), or any of its Subsidiaries, promptly upon the preparation and delivery thereof by the chief financial officer of any Borrower or any of its Subsidiaries, and

Upon request by Agent	(g) such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may request.

6.3                               Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender:

(a)                                  as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years,

(i)                                     a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(ii)                                  a certificate signed by the chief financial officer of Parent to the effect that:

A.                                   the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

B.                                     the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

C.                                     there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and

(iii)                               for each month that is the date on which a financial covenant in Section 7.18 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.18,

(b)                                 as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(i)                                     financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(ii)                                  a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.18,

(c)                                  as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal years, copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby,

(d)                                 if and when filed by any Borrower,

(i)                                     10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)                                  any other filings made by any Borrower with the SEC,

(iii)                               copies of Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)                              any other information that is provided by Parent to its shareholders generally,

(e)                                  if and when filed by any Borrower or any Subsidiary of a Borrower and as reasonably requested by Agent, reasonably satisfactory evidence of payment of material applicable excise taxes in each jurisdiction in which any Borrower or any Subsidiary of a Borrower conducts business or is required to pay any such excise tax,

(f)                                    as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto,

(g)                                 promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Borrower or any Subsidiary of a Borrower, notice of all actions, suits, or proceedings brought by or against any Borrower or any Subsidiary of a Borrower before any Governmental Authority which, if determined adversely to such Borrower or such Subsidiary, reasonably could be expected to result in a Material Adverse Change, and

(h)                                 upon the request of Agent, any other report reasonably requested relating to the financial condition of Borrowers or their Subsidiaries.

In addition to the financial statements referred to above, Borrowers agree to deliver financial statements prepared on both a consolidated and consolidating basis and agree that no Subsidiary of Parent will have a fiscal year different from that of Parent.  Borrowers agree to cooperate with Agent to allow Agent to consult with their independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrowers or their Subsidiaries that Agent reasonably may request.

6.4                               Guarantor Reports.  Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements, and, if the Guarantor is required to file federal income tax returns, copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

6.5                               [Intentionally Omitted].

6.6                               Maintenance of Properties.  Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.7                               Taxes.  Cause all assessments and taxes (other than immaterial assessments and taxes), whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes (other than immaterial tax payments and withholding taxes) required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower or Subsidiary of a Borrower has made such payments or deposits.

6.8                               Insurance.

(a)                                  At Borrowers’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are customary for businesses such as the businesses of Borrowers and their Subsidiaries and as are customary for Borrowers’ and their Subsidiaries’ industry.  Borrowers shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as loss payee or additional insured, as appropriate, as its interest may appear.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b)                                 Administrative Borrower shall give Agent prompt notice of any loss covered by such insurance in excess of $250,000.  Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $1,500,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrowers whatsoever in respect of such adjustments. If, as of the date of receipt thereof, there are Obligations outstanding hereunder, Borrowers shall pay to Agent any monies received as payment for any loss in excess of $1,500,000 under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain in excess of $1,500,000, to be applied to the prepayment of the Obligations without premium and without causing a reduction in the Commitments.  The foregoing notwithstanding, Borrowers may, at or within 45 days of the date of the receipt of any such payment by Agent, request that Agent establish an Insurance Proceeds Reserve and, thereafter, disburse to Administrative Borrower such monies from the Insurance Proceeds Reserve.  Agent agrees to disburse such monies (notwithstanding any lack of Availability caused solely by the creation or maintenance of the Insurance Proceeds Reserve) solely for the repair, replacement, renovation or restoration of the asset that has been damaged, destroyed or condemned, if all of the following conditions are satisfied: (i) no Default or Event of Default is continuing or would result therefrom, (ii) Borrower has cash, Cash Equivalents, Availability under Section 2.1 and/or business interruption insurance proceeds in amounts sufficient, in the reasonable judgment of Agent, to ensure that each Borrower will be able to make payment as and when due of each of its Obligations that will be payable during the period of such repair, replacement, or restoration, (iii) Agent is reasonably satisfied that the amount of such cash, Cash Equivalents, borrowing availability, insurance proceeds, and/or Insurance Proceeds Reserve will be sufficient fully to repair, replace, renovate or restore the affected assets in all material respects, (iv) construction, completion of the repair, replacement, or restoration of the affected assets is to be completed in accordance with plans, specifications, and drawings submitted to and approved by Agent, which approval shall not be unreasonably withheld or delayed, (v) all construction and completion of the repair, replacement, or restoration shall be effected with reasonable promptness and shall be of a value (the “Replaced Value”) that is (A) at least equal to the replacement value (the “Destroyed Value”) of the assets destroyed or condemned prior to such destruction or condemnation, or (B) of a value less than the Destroyed Value so long as the difference between the Destroyed Value and the Replaced Value is applied to the prepayment of the Obligations without premium, in such order or manner as Agent may elect, and (vi) all monies paid by Borrowers to Agent may be commingled with other funds of Agent and will not bear interest pending disbursement hereunder.  In the event Agent fails to receive timely such written designation or the conditions set forth in the following sentence are not satisfied, the payment shall be applied in the manner set forth in the immediately preceding sentence.

(c)                                  Borrowers shall not, and shall not suffer or permit their Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent.  Administrative Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.9                               Location of Inventory and Equipment.  Keep Borrowers’ and their Subsidiaries’ Inventory and Equipment only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Administrative Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Borrower provides Agent a Collateral Access Agreement with respect thereto.

6.10                        Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11                        Leases.  Pay when due all rents and other amounts payable under any leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any Subsidiary of a Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12                        Existence.  At all times preserve and keep in full force and effect each Borrower’s and each Subsidiary of a Borrower’s valid existence and good standing and any rights and franchises material to their businesses.

6.13                        Environmental.

(a)                                  Keep any property either owned or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any Subsidiary of a Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower, and (iii) notice of a violation, citation, or other administrative order which in the case of (a)—(d) reasonably could be expected to result in a Material Adverse Change.

6.14                        Disclosure Updates.  Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

6.15                        Formation of Subsidiaries.  At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower or such Guarantor shall (a)  cause such new Subsidiary to provide to Agent a joinder to this Agreement or the Guaranty and the Guarantor Security Agreement, together with such other security documents (including Mortgages with respect to any Real

Property of such new Subsidiary), as well as appropriate UCC-1 financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary (unless such Subsidiary is a CFC in which case the pledge of such ownership interest will be limited to 65% of the Stock of the CFC), in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16                        Governmental Authorization.  As soon as practicable, and in any event within 5 Business Days after the receipt by any Borrower or its Subsidiaries, from any Nevada Gaming Authority or other Governmental Authority having jurisdiction over the operations of such Borrower or its Subsidiaries, or filing or receipt thereof by such Borrower or its Subsidiaries (i) copies of any order or notice of such Nevada Gaming Authority or such other Governmental Authority or court which designates any Gaming License or other material franchise, permit, or other governmental operating authorization of such Borrower or its Subsidiaries, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of such Borrower or its Subsidiaries, to construct, own, manage, or operate its businesses (or portion thereof), and (ii) a copy of any citation, notice of violation, or order to show cause issued by any Nevada Gaming Authority, any Liquor Authority or other Governmental Authority or any complaint filed by any Nevada Gaming Authority or other Governmental Authority which is applicable to such Borrower, or to its Subsidiaries.

6.17                        License Renewals. On the date twelve months following the Closing Date and continuing every twelve months thereafter, each Borrower shall deliver, and shall cause its respective Subsidiaries to deliver, to Agent an updated Schedule 5.21 reflecting thereon, as of the date of such delivery, the information described in Section 5.21.

6.18                        Licenses and Permits.  (a) Ensure that all material licenses (including all necessary Gaming Licenses and Liquor Licenses), permits, and consents and similar rights required from any federal, state, or local governmental body (including the Gaming Authorities and Liquor Authorities) for the ownership, use, or operation of the businesses or properties now owned or operated by each Borrower and its Subsidiaries are in full force and effect, and (b) comply, in all material respects, with all of the provisions thereof applicable to it.

6.19                        ERISA Matters.  As soon as possible and, in any event, within 10 days after the Borrowers or any of their Subsidiaries or any of their ERISA Affiliates knows or has reason to know of the occurrence of an ERISA Event or Termination Event, the Administrative Borrower will deliver to Agent a certificate signed by its chief executive officer setting forth the full details as to such occurrence and the action, if any, that such Borrower, such Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Borrower, such Subsidiary, the plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Multiemployer Plan participant and any notices received by such Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Multiemployer Plan participant with respect thereto that a Reportable Event has occurred.  As soon as possible and, in any event, within 10 days after the Borrowers or any of their Subsidiaries or any of their ERISA Affiliates knows or has reason to know of the requirement of any collective bargaining agreement that requires Borrowers or any of their Subsidiaries or any of their ERISA Affiliates to (a) adopt, maintain, contribute to or become obligated to contribute to any Plan that provides for retiree health benefits or retiree life insurance or death benefits other than as required by Section 601 of ERISA and Section 4980B of the IRC and (b) adopt any amendment to a Benefit Plan that would materially raise the amount of benefits payable after termination of employment.

7.                                      NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

7.1                               Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)                                  Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b)                                 Indebtedness set forth on Schedule 5.20;

(c)                                  Permitted Purchase Money Indebtedness;

(d)                                 refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s Permitted Discretion, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Borrowers as liable with respect thereto if such additional Borrowers were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e)                                  endorsement of instruments or other payment items for deposit;

(f)                                    Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed $155,000,000;

(g)                                 Indebtedness composing Permitted Investments;

(h)                                 Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business and for non-speculative purposes;

(i)                                     Indebtedness of the Fremont Street Experience in an amount not to exceed $1,000,000 per annum; and

(j)                                     unsecured Indebtedness in an amount not to exceed $5,000,000 at any one time outstanding.

7.2                               Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3                               Restrictions on Fundamental Changes.

(a)                                  Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b)                                 Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)                                  Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4                               Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower or any Subsidiary of a Borrower.

7.5                               Change Name.  Change any Borrower’s or any Subsidiary of a Borrower’s name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least 30 days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected Agent’s Liens.

7.6                               Nature of Business.  Make any change in the principal nature of their business.

7.7                               Prepayments and Amendments.  Except in connection with a refinancing permitted by Section 7.1(d),

(a)                                  prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Subsidiary of a Borrower, other than the Obligations in accordance with this Agreement, or

(b)                                 directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) the Senior Note Documents; provided that the Indenture Trustee may amend the Senior Note Documents to cure any ambiguity, defect, omission, mistake or inconsistency and (ii) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) or (c), or

(c)                                  directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of the Acquisition Agreements unless the effect of such amendment, modification, alteration, or change would not (i) materially increase the obligations of Borrowers or their Subsidiaries or (ii) adversely affect the Agent and Lenders.

7.8                               Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9                               [Intentionally Omitted].

7.10                        Distributions.  Other than Permitted Distributions, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding.

7.11                        Accounting Methods.  Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP or required by applicable law) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Borrowers’ and their Subsidiaries’ financial condition.

7.12                        Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Administrative Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts and Casino Bankroll) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $500,000 outstanding at any one time unless Administrative Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments.  Subject to the foregoing proviso, Borrowers shall not, and shall not permit their Subsidiaries to, establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

7.13                        Transactions with Affiliates.  Except as set forth in Schedule 7.13, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms, and that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-Affiliate.

7.14                        Suspension.  Suspend or go out of a substantial portion of their business.

7.15                        [Intentionally omitted].

7.16                        Use of Proceeds.  Use the proceeds of the Advances and the Term Loans for any purpose other than (a) on the Closing Date, (i) to fund a portion of the purchase price for the Acquisition, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.17                        Inventory and Equipment with Bailees.  Store the Inventory or Equipment of Borrowers or their Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party without Agent’s prior written consent.

7.18                        Financial Covenants.

(a)                                  Fail to maintain or achieve:

(i)                                     Minimum TTM EBITDA.  TTM EBITDA, measured on a quarter-end basis, of at least $28,000,000.

(ii)                                  Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio, measured on a quarter-end basis, of greater than 1.0:1.0.

(iii)                               Maximum Senior Debt to EBITDA Ratio.  A Senior Debt to EBITDA Ratio, measured on a quarter-end basis of less than 5.25:1.0.

(b)                                 Make:

(i)                                     Capital Expenditures.  Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006	Fiscal Year 2007	Fiscal Year 2008
$10,500,000	$10,500,000	$10,500,000	$24,000,000	$10,500,000

(ii)                        provided, however, that the maximum Capital Expenditures amount for any fiscal year shall be increased by an amount equal to the lesser of (y) $2,500,000, and (z) 50% of the portion, if any, of the maximum Capital Expenditures amount set forth above for the previous fiscal year that was not actually utilized for Capital Expenditures during such fiscal year.

7.19                        ERISA Matters.

(a)                                  Cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA;

(b)                                 Except as may be required pursuant to the terms of any collective bargaining agreement, adopt, maintain, contribute to or become obligated to contribute to any Plan not disclosed on Schedule 5.13 that provides for retiree health benefits or retiree life insurance or death benefits, other than as required by Section 601 of ERISA and Section 4980B of the IRC;

(c)                                  Except as may be required pursuant to the terms of any collective bargaining agreement, adopt any amendment to a Benefit Plan that would materially raise the amount of benefits payable after termination of employment; or

(d)                                 Directly or indirectly cause to occur any event that would reasonably be expected to result in a material liability with respect to a Plan which would result in a Material Adverse Change.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1                               If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

8.2                               If Borrowers:

(a)                                  fail to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 3.2, 4.2, 4.4, 4.5, 4.6, 6.8, 6.12, 6.15, 6.16, 6.17, 6.18 , 6.19 and 7.1 through 7.19 of this Agreement;

(b)                                 fail or neglect to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.9, 6.10, 6.11, and 6.14 of this Agreement and such failure continues for a period of 5 days; or

(c)                                  fail or neglect to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 days;

provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, the Lender Group shall be relieved of its obligation to extend credit hereunder;

8.3                               If any material portion of any Borrower’s or any Subsidiary of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4                               If an Insolvency Proceeding is commenced by any Borrower or any Subsidiary of a Borrower;

8.5                               If an Insolvency Proceeding is commenced against any Borrower or any Subsidiary of a Borrower, and any of the following events occur: (a) the applicable Borrower or Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed or vacated within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any Subsidiary of a Borrower, or (e) an order for relief shall have been entered therein;

8.6                               If any Borrower or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7                               (a)                                  If a notice of Lien is filed of record with respect to a Borrower’s or any of its Subsidiaries’ assets by the United States or any department, agency, or instrumentality thereof (a “Federal Lien”), or by any state, county, municipal, or governmental agency and such state, county, municipal, or governmental agency Lien has priority over the Liens of Lender in and to the Collateral or any portion thereof (a “Non-Federal Priority Lien”); or

(b)                                 If a notice of Lien is filed of record with respect to a Borrowers’ assets or any of its Subsidiaries’ assets by any state, county, municipal, or governmental agency that is not a Non-Federal Priority Lien (a “Non-Federal Non-Priority Lien”); provided, however, that, if the aggregate amount claimed with respect to any such Non-Federal Non-Priority Liens, or combination thereof, is less than $250,000, an Event of Default shall not occur under this subsection if the claims that are the subject of such Liens are the subject of Permitted Protests and if the Liens are released, discharged, or bonded against within 30 days of each such Lien first being filed of record or, if earlier, at least 5 days prior to the date on which assets that are subject to such Liens are subject to being sold or forfeited and, in any such case, Lender shall have the absolute right to establish and maintain a reserve against the Maximum Revolver

Amount in an amount equal to the aggregate amount of the underlying claims (determined by Lender, in its Permitted Discretion, and irrespective of any Permitted Protests with respect thereto and including any penalties or interest that are estimated by Lender, in its Permitted Discretion, to arise in connection therewith);

8.8                               If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Borrower’s or any Subsidiary of a Borrower’s properties or assets;

8.9                               (a)                                  If there is a default in any material agreement to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to a Borrower’s Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Subsidiary’s obligations thereunder, or to terminate such agreement; or

(b)                                 If there is a default in any other material agreement to which Borrower is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate such agreement;

8.10                        If any Borrower or any Subsidiary of a Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11                        If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Borrower, any Subsidiary of a Borrower, or any officer, employee, agent, or director of any Borrower or any Subsidiary of a Borrower or if any such warranty or representation is withdrawn;

8.12                        If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

8.13                        If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason following the filing of financing statements, the recordation of Mortgages or the filing or recording or other filings or documents necessary to perfect Agent’s Liens in the Collateral fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the applicable Collateral covered hereby or thereby;

8.14                        Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Subsidiary of a Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document;

8.15                        If there is an “Event of Default” under, and as defined in, the Indenture;

8.16                        If PB Gaming, any Guarantor or any Borrower, or any of their Subsidiaries, fails to keep in full force and effect, suffers the termination, revocation, forfeiture, nonrenewal or suspension of, or suffers a material adverse amendment, condition or limitation to, any Gaming License, franchise, registration, qualification, finding of suitability or other approval or authorization required to enable PB Gaming or such Guarantor, Borrower or Subsidiary, to own, operate, or otherwise conduct or manage their businesses, including any gaming activities or any Casino and any other location where PB Gaming, Guarantors and Borrowers conduct such business;

8.17                        If any Governmental Authority terminates, suspends, revokes, repeals, fails to issue or fails to renew any Gaming License held by Thomas Breitling or Timothy Poster or finding of suitability or other approval or authorization required to enable Thomas Breitling or Timothy Poster to own the Stock of PB Gaming or to own, operate, participate or associate in the businesses of Borrowers and its Subsidiaries;

8.18                        If any Governmental Authority terminates, suspends, amends, revokes, repeals or fails to renew any law, license, franchise, registration, qualification, finding of suitability or other approval or authorization required to enable PB Gaming, any Guarantor or any Borrower, or any of their Subsidiaries, to own, operate, or otherwise conduct or manage their businesses, including any gaming activities or any Casino and any other location where PB Gaming, Guarantors and Borrowers conduct such business;

8.19                        If a complete or partial withdrawal from any Multiemployer Plan by any Borrower or any of its Subsidiaries or its ERISA Affiliates (including any transaction described in, and meeting the requirements of, Section 4204 of ERISA) and , as a result of such complete or partial withdrawal, such Borrower or its Subsidiary incurs a withdrawal liability which would result in a Material Adverse Change or any Multiemployer Plan shall reorganize or become insolvent under and within the meaning of Section 4241 or 4245 of ERISA, and as a result thereof, such Borrower or Subsidiary or such ERISA Affiliate’s annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount which would result in a Material Adverse Change or any Multiemployer Plan shall terminate or be terminated under Section 4041A of ERISA; or

8.20                        Any Termination Event with respect to any Benefit Plan shall have occurred, and, 30 days thereafter, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) such Termination Event results in a Material Adverse Change.

9.                                      THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d)                                 Settle or adjust disputes and claims directly with Borrowers’ Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e)                                  Cause Borrowers to hold all of their returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Borrowers or in Borrowers’ possession;

(f)                                    Without notice to or demand upon any Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral.  Each Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties.  Each Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor.  With respect to any of Borrowers’ owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)                                 Without notice to any Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

(h)                                 Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i)                                     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral.  Each Borrower hereby grants to Agent a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in advertising for sale or selling any Borrower Collateral and such Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit. Solely to the extent necessary to avoid the invalidation of a Borrower’s material rights and interests in any trademarks that have material economic value and solely in connection with the Agent’s advertising or sale of goods on which such trademarks are affixed, Agent agrees to maintain quality control standards with respect to such goods reasonably similar to those in effect immediately prior to the exercise of remedies with respect to such goods;

(j)                                     Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable.  It is not necessary that the Borrower Collateral be present at any such sale;

(k)                                  Agent shall give notice of the disposition of the Borrower Collateral as follows:

(i)                                     Agent shall give Administrative Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)                                  The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l)                                     Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(m)                               Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n)                                 The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers;

(o)                                 Borrowers, and each of their Subsidiaries, agree that, upon the occurrence of and during the continuance of an Event of Default and at Agent’s request, Borrowers will, and will cause each of their Subsidiaries to (and, by its execution and delivery of a Guaranty or a joinder thereto, each of Borrowers’ Subsidiaries agrees to), immediately file such applications for approval and shall use commercially reasonable efforts to take all other and further actions required by Agent to obtain such approvals or consents of the Nevada Gaming Authorities and any other Governmental Authorities with jurisdiction as are necessary for the Agent, to continue operation of the Casinos under the Gaming Licenses held by it, or its interest in any Person holding any such Gaming License pursuant to the Gaming Laws.  To enforce the provisions of this Section 9.1(o), Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction.  Such receiver shall be instructed to seek from the applicable Nevada Gaming Authority and any other Governmental Authorities with jurisdiction authorization pursuant to the Gaming Laws to continue operation of the Casinos under all necessary Gaming Licenses for the purpose of seeking a bona fide purchaser of the Casinos.  Borrowers hereby agree to authorize, and to cause each of their Subsidiaries to authorize (and, by its execution and delivery of a Guaranty or a joinder thereto, each Subsidiary of Borrowers agrees to authorize) such an authorization pursuant to the Gaming Laws to continue the operation of the Casinos upon the request of the receiver so appointed and, if Borrowers or any such Subsidiary shall refuse to authorize the transfer, its approval may be required by the court.  Upon the occurrence and continuance of an Event of Default, Borrowers shall further use, and shall cause their Subsidiaries to use, commercially reasonable efforts to assist in obtaining approval of the applicable Nevada Gaming Authority and any other Governmental Authorities with jurisdiction, if required, for any action or transactions contemplated by this Agreement or the Loan Documents, including, preparation, execution, and filing with the applicable Nevada Gaming Authority and any other Governmental Authorities with jurisdiction of any application or applications for authorization pursuant to the Gaming Laws for the receiver to continue the operation of the Casinos under any Gaming License or transfer of control necessary or appropriate under the applicable Gaming Laws for approval of the transfer or assignment of any portion of the Collateral.  Borrowers acknowledge that the authorization pursuant to the Gaming Laws for the receiver to continue the operation of the Casinos under the Gaming Licenses or for a transfer of control is integral to Agent’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by Borrowers to comply with the provisions of this Section 9.1(o) and that such failure would not be adequately compensable in damages, and therefore agree that the agreements contained in this Section 9.1(o) may be specifically enforced; and

(p)                                 All rights, remedies, and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the Gaming Laws or the Liquor Laws and all provisions of this Agreement are intended to be subject to all applicable mandatory provisions of the Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement invalid or unenforceable, in whole or in part.  Agent will timely apply for and receive all required approvals of the applicable Nevada Gaming Authority for the sale or other disposition of gaming Equipment regulated by the Gaming Laws (including any such sale or disposition of gaming Equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices” (as such term or words of like import referring thereto are defined in the Gaming Laws), and “associated equipment” (as such term or words of like import referring thereto are defined in the Gaming Laws) and of the Liquor Authorities under Liquor Laws for the sale of liquor and other alcoholic beverages.

9.2                               Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.                               TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing; provided, however, if a Borrower is contesting a tax claim in good faith with appropriate provision therefor on its financial statements, Agent shall not cause such claim to be paid or interfere with such contest.

11.                               WAIVERS; INDEMNIFICATION.

11.1                        Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2                        The Lender Group’s Liability for Borrower Collateral.  Each Borrower hereby agrees that:  (a) so long as the Lender Group complies with its obligations under the Code, Agent shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrowers.

11.3                        Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages other than lawsuits between lenders, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.

12.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	POSTER FINANCIAL GROUP, INC.
129 East Fremont Street
Las Vegas, Nevada 89101
Attn:Timothy Poster
Fax No. (702) 382-9092

with copies to:	SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
Four Times Square
Attn: Peter Neckles, Esq.
Fax No. (212) 735-2000

If to Agent:	WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Specialty Finance Division Manager
Fax No. (310) 453-7442

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attn: John Francis Hilson, Esq.
Fax No. (213) 627-0705

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)                                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH BORROWER COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWERS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED

UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

BORROWERS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWERS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1                        Assignments and Participations.

(a)                                  Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 and so long as no Event of Default shall have occurred or is continuing with the prior consent of Administrative Borrower for those Eligible Transferees described in clauses (a) — (c) of the definition of Eligible Transferee (which such consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000.  Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required, the Assignee need not be an Eligible Transferee and the Administrative Borrower’s consent shall not be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b)                                 From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.8 of this Agreement.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the

Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                                    In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

(g)                                 Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2                        Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to

Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

15.                               AMENDMENTS; WAIVERS.

15.1                        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(a)                                  increase or extend any Commitment of any Lender,

(b)                                 postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)                                  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)                                 change the percentage of the Commitments that is required to take any action hereunder,

(e)                                  amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f)                                    release Collateral other than as permitted by Section 16.12,

(g)                                 change the definition of “Required Lenders” or “Pro Rata Share,”

(h)                                 contractually subordinate any of the Agent’s Liens,

(i)                                     release any Borrower or Guarantor from any obligation for the payment of money, or

(j)                                     change the definitions of Maximum Revolver Amount or Term Loan A Amount,  or Term Loan B Amount or change Section 2.1(b); or

(k)                                  amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan

Document.  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

15.2                        Replacement of Holdout Lender.  If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders and so long as no Default or Event of Default shall have occurred, reasonably acceptable to Administrative Borrower (each, a “Replacement Lender”), and the Holdout Lender shall have not right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3                        No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.                               AGENT; THE LENDER GROUP.

16.1                        Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan

Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 16.  The provisions of this Section 16 (other than the proviso to Section 16.11(d)) are solely for the benefit of Agent, and the Lenders, and Borrowers and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2                        Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3                        Liability of Agent.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

16.4                        Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5                        Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6                        Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7                        Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers and their Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8                        Agent in Individual Capacity.  WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFF in its individual capacity.

16.9                        Successor Agent.  Agent may resign as Agent upon 45 days written notice to the Lenders.  If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10                 Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them.  With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of the Agent.

16.11                 Withholding Taxes.

(a)                                  Before the first payment under this Agreement and at any other time or times reasonably requested by the Agent, each Lender shall deliver to the Administrative Borrower and Agent properly completed and executed documentation as required by law or reasonably requested by Administrative Borrower or Agent to permit payments under this Agreement to be made without United States withholding.  Each Lender that is a United States person, as defined in section 7701(a)(30) of the IRC shall deliver a properly completed and duly executed IRS Form W-9 or any successor form, certifying that such Lender is exempt from United States withholding with respect to payments under this Agreement.  Each Lender that is not a U.S. person and claims exemption from, U.S. withholding tax agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower:

(i)                                     if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” for purposes of Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a CFC related to a Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN;

(ii)                                  if such Lender claims an exemption from withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN;

(iii)                               if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI; and

(iv)                              such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption. In addition, such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office if the making of such a designation or assignment would avoid the need for, or reduce the amount of, increased costs of the

Borrowers attributable to taxes pursuant to this Agreement and would not, in the discretion of Lender, be otherwise disadvantageous to such Lender.

(b)                                 If any Lender claims exemption from withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers, such Lender agrees to notify Agent of the percentage amount of Obligations of Borrowers that were transferred.

(c)                                  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that any Borrower or Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Borrower or Agent of a change in circumstances which rendered the exemption from, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold each Borrower and Agent harmless for all amounts paid, directly or indirectly, by any Borrower or Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(d)                                 All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below).  All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, (ii) in the nature of branch profits or similar taxes or (iii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(d) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence.  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

(e)                                  Each Lender agrees (i) that as between it and any Borrower or Agent, it shall be the Person to deduct and withhold taxes on amounts that such Lender may remit to other Persons by reason of an undisclosed transfer or assignment of an interest in this Agreement and (ii) to indemnify the Borrowers and Agent and their officers, employees and agents, and hold them harmless from any tax, interest, penalties, fees or other charges arising from any claim relating to a failure to withhold taxes in respect of amounts described in (i).

(f)                                    Any documentary taxes, assessments or charges imposed by reason of the execution and delivery of this Agreement and related documents shall be paid by the party on which such amounts are assessed.

(g)                                 If the Agent or any Lender determines that it is entitled to a refund of Taxes paid or withheld by any Borrower or with respect to which any Borrower has paid additional amounts, it shall pay over such refund to the Borrower.

(h)                                 The obligations of a Lender under this Section 16.11 shall apply to any Assignee, Replacement Lender or other successor pursuant to this Agreement.

16.12                 Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders except that without Required Lenders consent the Agent may release Collateral having an aggregate book value of less than 15% of the total book value of the Collateral.  Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)                                 Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13                 Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds (in cash or otherwise) of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14                 Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15                 Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16                 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17                 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the Books, as well as on representations of Borrowers’ personnel,

(d)                                 agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.8, and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18                 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19                 Legal Representation of Agent.  In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”) only has represented and only shall represent WFF in its capacity as Agent and as a Lender.  Each other Lender hereby acknowledges that Paul Hastings does not represent it in connection with any such matters.

16.20                 Syndication Agent.  Lehman Brothers, Inc. is hereby designated the Syndication Agent.  The Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.

17.                               GENERAL PROVISIONS.

17.1                        Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2                        Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3                        Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5                        Amendments in Writing.  This Agreement only can be amended by a writing in accordance with Section 15.1.

17.6                        Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7                        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8                        Confidentiality.  The Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 17.8 shall survive for 2 years after the payment in full of the Obligations.  Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment).  The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

17.9                        Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted, qualified or modified by any other agreement or undertaking, oral or written, before the date hereof.

17.10                 Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide

Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

POSTER FINANCIAL GROUP, INC.,
a Nevada corporation

By:	/s/ Thomas Breitling
Name:	Thomas Breitling
Title:	President

GNL, CORP.,
a Nevada corporation

By:	/s/ Thomas Breitling
Name:	Thomas Breitling
Title:	President

GNLV, CORP.,
a Nevada corporation

By:	/s/ Thomas Breitling
Name:	Thomas Breitling
Title:	President

WELLS FARGO FOOTHILL, INC.
a California corporation, as Agent and as a Lender

By:	/s/ Rhonda Noell
Name:	Rhonda Noell
Title:	Senior VP

1.	DEFINITIONS AND CONSTRUCTION
	1.1	Definitions
	1.2	Accounting Terms
	1.3	Code
	1.4	Construction
	1.5	Schedules and Exhibits
	1.6	Indenture

2.	LOAN AND TERMS OF PAYMENT
	2.1	Revolver Advances
	2.2	Term Loan
	2.3	Borrowing Procedures and Settlements
	2.4	Payments
	2.5	Overadvances
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations
	2.7	Cash Management
	2.8	Crediting Payments
	2.9	Designated Account
	2.10	Maintenance of Loan Account; Statements of Obligations
	2.11	Fees
	2.12	Letters of Credit
	2.13	LIBOR Option
	2.14	Capital Requirements
	2.15	Joint and Several Liability of Borrowers

3.	CONDITIONS; TERM OF AGREEMENT
	3.1	Conditions Precedent to the Initial Extension of Credit
	3.2	Conditions Subsequent to the Initial Extension of Credit
	3.3	Conditions Precedent to all Extensions of Credit
	3.4	Term
	3.5	Effect of Termination
	3.6	Early Termination by Borrowers

4.	CREATION OF SECURITY INTEREST
	4.1	Grant of Security Interest
	4.2	Negotiable Collateral
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral
	4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required
	4.5	Power of Attorney
	4.6	Right to Inspect
	4.7	Control Agreements

5.	REPRESENTATIONS AND WARRANTIES
	5.1	No Encumbrances
	5.2	[Intentionally Omitted]
	5.3	[Intentionally Omitted]
	5.4	Equipment
	5.5	Location of Inventory and Equipment
	5.6	[Intentionally Omitted]
	5.7	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims
	5.8	Due Organization and Qualification; Subsidiaries
	5.9	Due Authorization; No Conflict
	5.10	Litigation
	5.11	No Material Adverse Change
	5.12	Fraudulent Transfer
	5.13	Employee Benefits
	5.14	Environmental Condition
	5.15	Brokerage Fees
	5.16	Intellectual Property
	5.17	Leases
	5.18	Deposit Accounts and Securities Accounts
	5.19	Disclosure
	5.20	Indebtedness
	5.21	Licenses and Permits

6.	AFFIRMATIVE COVENANTS

	6.1	Accounting System
	6.2	Collateral Reporting
	6.3	Financial Statements, Reports, Certificates
	6.4	Guarantor Reports
	6.5	[Intentionally Omitted]
	6.6	Maintenance of Properties
	6.7	Taxes
	6.8	Insurance
	6.9	Location of Inventory and Equipment
	6.10	Compliance with Laws
	6.11	Leases
	6.12	Existence
	6.13	Environmental
	6.14	Disclosure Updates
	6.15	Formation of Subsidiaries
	6.16	Governmental Authorization
	6.17	License Renewals
	6.18	Licenses and Permits
	6.19	ERISA Matters

7.	NEGATIVE COVENANTS
	7.1	Indebtedness
	7.2	Liens
	7.3	Restrictions on Fundamental Changes
	7.4	Disposal of Assets
	7.5	Change Name
	7.6	Nature of Business
	7.7	Prepayments and Amendments
	7.8	Change of Control
	7.9	[Intentionally Omitted]
	7.10	Distributions
	7.11	Accounting Methods
	7.12	Investments
	7.13	Transactions with Affiliates

	7.14	Suspension
	7.15	[Intentionally omitted]
	7.16	Use of Proceeds
	7.17	Inventory and Equipment with Bailees
	7.18	Financial Covenants
	7.19	ERISA Matters

8.	EVENTS OF DEFAULT

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES
	9.1	Rights and Remedies
	9.2	Remedies Cumulative

10.	TAXES AND EXPENSES

11.	WAIVERS; INDEMNIFICATION
	11.1	Demand; Protest; etc
	11.2	The Lender Group’s Liability for Borrower Collateral
	11.3	Indemnification

12.	NOTICES

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS
	14.1	Assignments and Participations
	14.2	Successors

15.	AMENDMENTS; WAIVERS
	15.1	Amendments and Waivers
	15.2	Replacement of Holdout Lender
	15.3	No Waivers; Cumulative Remedies

16.	AGENT; THE LENDER GROUP
	16.1	Appointment and Authorization of Agent
	16.2	Delegation of Duties
	16.3	Liability of Agent
	16.4	Reliance by Agent
	16.5	Notice of Default or Event of Default
	16.6	Credit Decision
	16.7	Costs and Expenses; Indemnification
	16.8	Agent in Individual Capacity

	16.9	Successor Agent
	16.10	Lender in Individual Capacity
	16.11	Withholding Taxes
	16.12	Collateral Matters
	16.13	Restrictions on Actions by Lenders; Sharing of Payments
	16.14	Agency for Perfection
	16.15	Payments by Agent to the Lenders
	16.16	Concerning the Collateral and Related Loan Documents
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
	16.18	Several Obligations; No Liability
	16.19	Legal Representation of Agent
	16.20	Syndication Agent

17.	GENERAL PROVISIONS
	17.1	Effectiveness
	17.2	Section Headings
	17.3	Interpretation
	17.4	Severability of Provisions
	17.5	Amendments in Writing
	17.6	Counterparts; Telefacsimile Execution
	17.7	Revival and Reinstatement of Obligations
	17.8	Confidentiality
	17.9	Integration
	17.10	Parent as Agent for Borrowers

v

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Participation Slot Machine and Manufacturers
Schedule P-1	Permitted Liens
Schedule P-2	Permitted Investments
Schedule R-1	Real Property Collateral
Schedule 2.7(a)	Cash Management Banks
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Offices
Schedule 5.7(c)	FEINS
Schedule 5.7(d)	Commercial Tort Claims
Schedule 5.8(b)	Capitalization of Borrowers
Schedule 5.8(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 5.10	Litigation
Schedule 5.13	Employee Benefits
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Deposit Accounts and Securities Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 5.21	Licenses and Permits
Schedule 7.13	Affiliate Transactions